Exhibit 23.5
Consent of Independent Registered
Public Accounting Firm
To Board of Directors
Harbor Florida Bancshares, Inc.
We consent to the use of our reports dated December 5, 2005 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in Harbor Florida Bancshares, Inc. Annual Report on Form 10K of the year ended September 30, 2005, and incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Fort Lauderdale, Florida
September 5, 2006
Certified Public Accountants